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                                                                    Exhibit 5.01


                                October 7, 1997


Education Management Corporation
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222

                  Re: Registration Statement on Form S-1

Ladies and Gentlemen:

       We are acting as special counsel to Education Management Corporation, a Pennsylvania corporation (the "Company"), in connection with the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, by the Company on October 8, 1997 (the "Registration Statement"). The Registration Statement relates to the public offering (the "Offering") of up to 3,264,273 shares (the "Shares") of the Company's Common Stock, $.01 par value (the "Common Stock"), to be sold by certain shareholders identified in the Registration Statement (the "Selling Shareholders"), including up to 293,277 Shares that the underwriters represented by Credit Suisse First Boston Corporation, Smith Barney Inc. and ABN AMRO Chicago Corporation will have an option to purchase from the Selling Shareholders solely for the purpose of covering over-allotments. Each share of Common Stock to be sold in the Offering will be accompanied by one preferred share purchase right (a "Right"), the terms of which are set forth in a Rights Agreement, dated as of October 1, 1996 (the "Rights Agreement"), between the Company and Mellon Bank, N.A.

       We are familiar with the Registration Statement. We have examined and are familiar with (i) the Company's Amended and Restated Articles of Incorporation, as amended, (ii) the Company's Restated Bylaws, and (iii) the Rights Agreement. We have also examined such other documents, corporate records, certificates of public officials, instruments, statutes and questions of law as we deemed necessary or appropriate to enable us to express an informed opinion on the matters hereinafter set forth. In making such examinations and rendering the opinions on the matters set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, telecopied, photostatic or other reproduced copies and the authenticity of the originals of such documents, the due execution and delivery of all such documents, and the accuracy and completeness of the records of the Company.

       We express no opinion as to the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

       Based upon and subject to the foregoing, we are of the opinion that:

       (a) The Shares are validly issued, fully paid and non-assessable.


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         (b) The Rights are legally issued obligations of the Company.

         We consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the reference to the undersigned in the prospectus forming a part thereof under the caption "Legal Matters."

                                  Yours truly,

                                  /s/  KIRKPATRICK & LOCKHART LLP